Exhibit 10.1

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO: Rubicon Mortgage Fund, LLC 3575 Mt. Diablo Blvd., Suite 215 Lafayette, CA 94549 APN: 012-319-13

FIRST MODIFICATION OF NOTE AND

FIRST MODIFICATION OF DEED OF TRUST

THIS FIRST MODIFICATION OF NOTE AND FIRST MODIFICATION OF DEED OF TRUST (this “Modification”) is entered into, effective as of August 1, 2013 by Altairnano Inc., a Nevada corporation and Altair Nanotechnologies, Inc., a Delaware corporation (“Borrower”), for the benefit of the beneficiaries of record pursuant to the Deed of Trust (as defined below), Suncrest Homes 30, LLC, a California limited liability company, as to an undivided 350,000/1,000,000 interest, Pacific BVL Corp., a California corporation, as to an undivided 300,000/1,000,000 interest, and Rubicon Mortgage Fund, LLC, a California limited liability company as to an undivided 350,000/1,000,000 interest (“Lender”).

Recitals:

A.

Lender made a loan (the “Loan”) to Borrower pursuant to a promissory note dated 7/25/2012, in the original amount of $1,000,000.00 (the “Promissory Note”). The Promissory Note is secured by a certain Deed of Trust (the “Deed of Trust”) dated 7/25/2012 and recorded on August 10, 2012, Document Number 4140348 in the Recorder’s Office of Washoe County, Nevada (the “Official Records”). The Deed of Trust encumbers certain real property and improvements thereon located in the County of Washoe, Nevada and more particularly described as APN: 012-319-13, which has the address of 204 Edison Way, Reno, Nevada (property description attached as Exhibit A) (the “Real Property”).

B.

The Promissory Note, the Deed of Trust, and any other documents or instruments executed by Borrower in connection with the Loan, or evidencing, securing or assigning the Loan, are collectively referred to as the “Loan Documents.”

C.	Borrower has requested that the Lender modify certain terms of the Loan, and the Lender has agreed to modify the Loan on the terms and conditions set forth in this Modification.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.

Each reference in any of the Loan Documents to the Note or the Deed of Trust or any other Loan Document shall mean such Loan Document as amended, modified, assigned, extended and renewed, from time to time.

2.	At the time of Modification on August 1, 2013, the Borrower shall make the following payments in cash:

a.	August 1, 2013 loan payment of $9,166.67 paid to Lender as follows:
i.	Rubicon Mortgage Fund, LLC - $3,208.33
ii.	Pacific BVL Corporation - $ 2,750.00
iii.	Suncrest Homes 30, LLC - $3,208.34

b.	Property Taxes must be brought current. In order to bring all taxes current, $8,847.11 shall be paid for the 1st installment due August 19, 2013 plus any outstanding penalties and accruing interest.

c.	Borrower shall pay all applicable title and escrow fees.

d.	An extension/modification fee of $19,750.00 shall be paid to:
i.	$6,913.00 to Rubicon Mortgage Fund, LLC
ii.	$12,837.00 to Rubicon Realty Advisors, Inc.

e.	A payment of $12,500 to reduce the outstanding Principal amount shall be paid to Lender as follows:
i.	Rubicon Mortgage Fund, LLC - $4,375.00
ii.	Pacific BVL Corporation - $3,750.00
iii.	Suncrest Homes 30, LLC - $4,375.00

3.	In addition to the Principal payment made pursuant to Paragraph 2(e), Borrower agrees to make three additional Principal payments to be paid as follows:
i.	$12,500.00 on September 1, 2013
ii.	$12,500.00 on October 1, 2013
iii.	$12,500.00 on November 1, 2013

4.

The interest rate shall remain the same throughout this extension period at eleven percent (11%) per annum. Due to the payments of Principal made pursuant to Paragraph 2(e) and Paragraph 3 above, however, the monthly interest payments shall change to reflect the respective Principal reductions:

a.	The September 1, 2013 monthly payment shall be $9,052.08 to be paid to Lender as follows:
i.	Rubicon Mortgage Fund, LLC - $3,168.23
ii.	Pacific BVL Corporation - $2,715.62
iii.	Suncrest Homes 30, LLC - $3,168.23

b.	The October 1, 2013 monthly payment shall be $8,937.50 to be paid to Lender as follows:
i.	Rubicon Mortgage Fund, LLC - $3,128.12
ii.	Pacific BVL Corporation - $2,681.25
iii.	Suncrest Homes 30, LLC - $3,128.13

c.	The November 1, 2013, monthly payment shall be $8,822.92 to be paid to Lender as follows:
i.	Rubicon Mortgage Fund, LLC - $3,088.02
ii.	Pacific BVL Corporation - $2,646.88
iii.	Suncrest Homes 30, LLC - $3,088.02

d.	And beginning on December 1, 2013 and for the remaining term of the loan, monthly interest payments shall be $8,708.33 to be paid to the Lender as follows:
i.	Rubicon Mortgage Fund, LLC - $3,047.92
ii.	Pacific BVL Corporation - $2,612.50
iii.	Suncrest Homes 30, LLC - $3,047.91

5.

The term of the Loan shall be extended for twelve months, maturing on August 1, 2014 at which time the outstanding balance including all accrued and unpaid interest and principal shall be paid to the Lender in one lump sum. Each reference in any of the Loan Documents to the maturity date shall mean August 1, 2014; as such date may be accelerated pursuant to the terms of the Loan Documents.

6.	The securing clause of the Deed of Trust is hereby amended to read in its entirety as follows:

“This Deed of Trust secures payment of the indebtedness in the principal sum of Nine Hundred Eighty-Seven Thousand Five Hundred Dollars and 00/100ths ($987,500.00) with interest thereon and fees associated therewith pursuant to the terms and conditions of that certain Promissory Note (the “Note”) dated July 25, 2012, executed by Trustor in favor of Beneficiary, together with all additional sums advanced from time to time pursuant to the Note or any other Loan Documents.”

7.

Borrower hereby represents and warrants that (i) the unpaid principal balance of the Loan as of the date hereof is $1,000,000.00; (ii) Borrower has no defenses, set-offs, rights of defense or counterclaims, whether legal, equitable or otherwise to the obligations evidenced by or set forth in the Loan Documents, (iii) it is not in default under the Loan Documents, (iv) Borrower has full power, authority and legal right to execute this Modification on Borrower’s part to be observed and performed, (v) except for any lien for property taxes and assessments that are not yet due and payable, and any exceptions on Lender’s title policy no. 01203533-1-E dated August 10, 2012, issued by Chicago Title Insurance Company obtained in connection with the Loan at the time originally made (the “Original Lender Policy”), the Deed of Trust constitutes a First lien on the Real Property, (vi) the recitals set forth above are true, accurate and correct, (vii) the order and priority of the Deed of Trust shall not be affected by this Modification, (viii) no litigation is pending or, to the best of Borrower’s knowledge, threatened, against Borrower which might adversely affect Borrower’s ability to perform its respective obligations under any of the Loan Documents, and (ix) there are no subordinate liens of any kind covering or relating to the Real Property, other than as expressly disclosed to Lender, nor are there any mechanics’ liens or liens for delinquent taxes or assessments encumbering the Real Property, nor has the notice of a lien or notice of intent to file a lien been received by Borrower.

8.

Before this Modification becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at Borrower’s sole cost and expense in a manner acceptable to Lender or in the exercise of Lender’s sole judgment:

a.

No event of default shall have occurred under any of the Loan Documents and no event, which with the passage of time, the giving of notice, or both, would constitute an event of default shall have occurred and be continuing under any of the Loan Documents;

b.

Lender shall have received such assurance as Lender may require including, without limitation, a CLTA 110.5 title endorsement to the Original Lender Policy to insure that the validity and priority of the Deed of Trust has not been and will not be impaired by this Modification, the recordation of this Modification or the transactions contemplated herein, together with any additional endorsements required by Lender in the exercise of Lender’s sole judgment.

c.	This Modification shall have been duly executed, acknowledged and delivered by Borrower and recorded in the Official Records.

9.	This Modification shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns.

10.	This Modification may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument.

11.	If any term, covenant or condition of this Modification shall be held to be invalid, illegal or unenforceable in any respect, this Modification shall be construed without such provision.

12.

This Modification constitutes the entire agreement between Borrower and Lender with respect to the subject matter of this Modification and may not be modified or amended in any manner except by a writing executed and delivered by Borrower and Lender. This Modification supersedes all oral negotiations and prior and other writings with respect to their subject matter, and is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Modification and those of any other agreement or instrument, including any of the other Loan Documents, the terms, conditions and provisions of this Modification shall prevail. Borrower acknowledges that except as expressly set forth in this Modification, Lender has no obligation and has made no commitment to modify the terms of the Loan or to extend financing of any kind to Borrower.

13.	This Modification shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto cause this Agreement to be executed as of the date and year above written.

Lender:	Borrower:

Rubicon Mortgage Fund, LLC	Altair Nanotechnologies Inc., a Delaware corporation

/s/ Vance Hillstrom	/s/ Alexander Lee
By: Vance Hillstrom	By: Alexander Lee
Its: Managing Member	Its: Chief Executive Officer

Pacific BVL, Corporation	/s/ Stephen B. Huang
By: Stephen B. Huang
Its: Chief Financial Officer
/s/ Boris Khersonski
By: Boris Khersonski	Altairnano Inc., a Nevada corporation
Its: President
/s/ Alexander Lee
Suncrest Homes 30, LLC	By: Alexander Lee
Its: Chief Executive Officer

/s/ Gordon Gravelle	/s/ Stephen B. Huang
By: Suncrest Homes, Inc. Manager	By: Stephen B. Huang
By: Gordon Gravelle, President	Its: Chief Financial Officer

Exhibit A

Legal Description

Escrow No.01203533A-CD

All that certain real property situate in the County of Washoe, State of Nevada, described as follows:

Parcel A of PARCEL MAP NO. 2242, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada, on March 2, 1988, as File No. 1229829.

APN: 012-319-13